News Release

Firsthand Technology Value Fund Discloses Revised Preliminary
NAV of $3.75 Per Share as of March 31, 2023

Top Holdings Include IntraOp Medical, Wrightspeed,

Hera Systems, Revasum, and EQX Capital

San Jose, CA, May 10, 2023 – Firsthand Technology Value Fund, Inc. (NASDAQ: SVVC) (the “Fund”), a publicly traded venture capital fund that invests in technology and cleantech companies, disclosed today that its revised preliminary NAV, as of March 31, 2023, was $3.75. The Fund further announced that its top five holdings as of March 31, 2023, were IntraOp Medical, Hera Systems, Revasum, Wrightspeed, and EQX Capital.

1.

IntraOp Medical Corp. is the manufacturer of the Mobetron, a medical device that is used to deliver electron-based radiation to cancer patients. As of March 31, 2023, the Fund’s investment in IntraOp consisted of preferred stock plus debt securities and represented approximately 55.3% of the Fund’s preliminary net assets.

2.

Hera Systems, Inc. is developing micro satellites with imaging and communication capabilities for launch into low Earth orbit. As of March 31, 2023, the Fund’s investment in Hera consisted of preferred stock plus debt securities and warrants to purchase additional shares and represented approximately 34.7% of the Fund’s preliminary net assets.

3.

Revasum, Inc. (ASX: RVS) is a provider of chemical-mechanical planarization (CMP) and grinding tools to the semiconductor industry. As of March 31, 2023, the Fund’s investment in Revasum consisted of common stock equivalents (CDI’s) and represented approximately 24.7% of the Fund’s preliminary net assets.

4.

Wrightspeed, Inc. is a supplier of electric drivetrains for heavy-duty trucks. As of March 31, 2023, the Fund’s investment in Wrightspeed consisted of preferred and common stock plus debt securities and warrants to purchase additional shares and represented approximately 15.6% of the Fund’s preliminary net assets.

5.

EQX Capital, Inc. provides equipment financing solutions to technology companies and their customers. As of March 31, 2023, the Fund’s investment in EQX consisted of preferred and common stock and represented approximately 1.9% of the Fund’s preliminary net assets.

News Release

The Fund’s preliminary net assets as of March 31, 2023, include cash and cash equivalents of approximately $0.12 per share. Preliminary total investments as of March 31, 2023, were $35.4 million, or approximately $5.13 per share. As of March 31, 2023, the Fund’s top five holdings constituted 132.2% of the Fund’s preliminary net assets, and 96.7% of our preliminary total investments. The Fund’s NAV for March 31, 2023, as well as complete financial statements and a detailed schedule of investments, will be made available with the Fund’s quarterly report filing on Form 10-Q in May 2023.

About Firsthand Technology Value Fund

Firsthand Technology Value Fund, Inc. is a publicly traded venture capital fund that invests in technology and cleantech companies. More information about the Fund and its holdings can be found online at www.firsthandtvf.com.

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The Fund is a non-diversified, closed-end investment company that elected to be treated as a business development company under the Investment Company Act of 1940. The Fund’s investment objective is to seek long-term growth of capital. Under normal circumstances, the Fund will invest at least 80% of its total assets for investment purposes in technology and cleantech companies. An investment in the Fund involves substantial risks, some of which are highlighted below. Please see the Fund’s public filings for more information about fees, expenses and risk. Past investment results do not provide any assurances about future results.

News Release

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS: This press release contains “forward-looking statements” as defined under the U.S. federal securities laws. Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will,” and similar expressions identify forward-looking statements, which generally are not historical in nature. Forward-looking statements are subject to certain risks and uncertainties that could cause actual results to materially differ from the Fund’s historical experience and its present expectations or projections indicated in any forward-looking statement. These risks include, but are not limited to, changes in economic and political conditions, regulatory and legal changes, technology and cleantech industry risk, valuation risk, non-diversification risk, interest rate risk, tax risk, and other risks discussed in the Fund’s filings with the SEC. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. The Fund undertakes no obligation to publicly update or revise any forward-looking statements made herein. There is no assurance that the Fund’s investment objectives will be attained. We acknowledge that, notwithstanding the foregoing, the safe harbor for forward-looking statements under the Private Securities Litigation Reform Act of 1995 does not apply to investment companies such as us.

Contact:

Phil Mosakowski

Firsthand Capital Management, Inc.

(408) 624-9526

vc@firsthandtvf.com